                                                                    Exhibit 3.1a
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                APC HOLDING, INC.

It is hereby certified that:

      1. The present name of the corporation (hereinafter called the "Corporation") is APC Holding, Inc. The name under which the Corporation was originally incorporated is SME Holdings, Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is August 18, 1997.

      2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu thereof new Article FIRST:

            "FIRST. The name of the Corporation is Indesco International, Inc."

which is set forth in the Restated Certificate of Incorporation hereinafter provided for.

      3. The provisions of the Certificate of Incorporation of the Corporation as heretofore amended, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Indesco International, Inc. without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and the provisions of the said single instrument hereinafter set forth.

      4. The amendment and the restatement of the Certificate of Incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, reads as follows:

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           INDESCO INTERNATIONAL, INC.

            FIRST: The name of the corporation is Indesco International, Inc.

            SECOND: The name of the registered agent of the corporation is Corporation Service Company. The address of the registered agent of the corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, 19805, in the County of New Castle.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

            FOURTH: The total number of shares of stock which the corporation is authorized to issue is 3,000 shares of Common Stock, par value of $0.01.

            FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

                  1. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

                  2. The directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the corporation.

                  3. The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

                  4. No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Notwithstanding the foregoing sentence, the corporation shall, to the fullest extent permitted by the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. No amendment to or repeal of this Subsection 4 to Article FIFTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

                  5. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation.

            SEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed on March 17, 1998

                                            /s/ L.H. Dixey, Jr.
                                            ________________________
                                                L.H. Dixey, Jr.
                                                Vice President

ATTEST:

/s/  Alan S. Jacobs
______________________________
     Alan S. Jacobs
     Assistant Secretary


                                        3